Exhibit 99.01

FOR IMMEDIATE RELEASE

Versant Contact:

Lee McGrath

Chief Financial Officer

Versant Corporation

1-800-VERSANT

510-789-1500

lmcgrath@versant.com

Versant IR Contact:

Scott Liolios

Liolios Group, Inc.

949-574-3860

scott@liolios.com

Versant Announces Fourth Quarter and Year End 2004 Results

Highlights include Revenue Growth, Operational Restructuring,
Sale of Catalog Business and Launch of New Products

Fremont, California, December 15, 2004 - Versant Corporation (NASDAQ: VSNT), today announced its results for the fourth quarter and the fiscal year ended October 31, 2004.

For the fourth quarter ended October 31, 2004, Versant reported total revenue of $6.2 million. License revenue for the fourth quarter was $2.9 million, representing 47% of total quarterly revenues. Services revenue for the fourth quarter was $3.3 million. Net loss from continuing operations for the fourth quarter of 2004 was $3.5 million or ($0.10) per share. Operating expense for Q4 2004 included a $2.9 million restructuring charge, representing ($0.08) per share of the total net loss from continuing operations of ($0.10) per share.

“We delivered strong sales results in the fourth quarter of 2004. License revenues grew by 47% for our core data management business over third quarter 2004. Our recent restructuring has positioned the company such that in future quarters if we achieve revenue levels similar to the fourth quarter, we expect the company to be profitable,” said Nick Ordon, Versant’s chairman and chief executive officer. “The quarter also included renewed commitments from many of our value-added reseller customers including PeopleSoft, Verisign, and Borland. We also saw deployment licenses from several accounts both in North America and Europe including Siemens ICN, Lucent, and Burlington Northern and Santa Fe Railway Company.”

Comparatively, revenues for Q4 2004 were up 8% over Q4 2003. Operating expenses for Q4 2004 increased by $2.4 million from Q4 2003. Net loss per share from continuing operations for Q4 2004 was ($0.10) per share compared to a net loss of ($0.06) per share for Q4 2003.

Revenues for the year ended October 31, 2004 were up 4% over the year ended October 31, 2003. Operating expense for fiscal 2004 increased by $5.5 million from fiscal 2003. Net loss per share from continuing operations for fiscal 2004 was ($0. 32) per share compared to a net loss of ($0.17) per share in fiscal 2003. The net loss from continuing operations for fiscal 2004 included a $3.3 million restructuring charge, representing ($0.11) per share of the total net loss from continuing operations of ($0.32) per share.

Key Highlights

•                  North American license revenue doubles from Q3 2004, continued strong performance in Europe

•                  Restructuring expected to reduce ongoing expenses by $700,000 per quarter

•                  All-cash sale of catalog business

•                  Launch of new products and new go-to-market strategy

“North American license revenues more than doubled in the fourth quarter compared to the third quarter of 2004 with repeat orders from several existing customers as well as addition of several new customers. The majority of six-figure deals came from value-added resellers. We currently expect that this renewed commitment should lead to more business from these resellers in the future. Europe came in with a consistent and strong performance as well. Our European revenues are over 50% above the levels before we merged with Poet Holdings in March 2004,” said Ordon. “In order to streamline our operations and benefit from the refined focus, we also undertook a major restructuring effort in the fourth quarter. This restructuring is projected to reduce our quarterly expenses by over $700,000 starting with the first quarter of fiscal 2005.”

Ordon also said, “The sale of the catalog business to ems ePublishing AG provided Versant with several major benefits. First, it allows us to focus on our data management business completely. Secondly, the all-cash sale strengthened our balance sheet. Finally, selling the business to a leading catalog solutions provider will ensure that the customers of catalog product get the proper level of service in the future.”

“The fourth quarter of 2004 also marked the formal launch of the Versant Open Access JDO product. We plan to release the Versant Open Access for .NET in 2005. The initial response from our customers has been very positive. In addition, we continue to see these products broadening the reach of Versant beyond our traditional areas of strength” said Ordon. “We have also created a new go-to-market strategy for fully exploiting the potential of these new products.”

To implement the new go-to-market strategy, Versant completed a reorganization of the sales force aimed at addressing the multiple market segments with a much broader product line created from the acquisitions in 2004. James (Jim) Pollitt, Versant’s Vice President of Professional Services, has been appointed as Versant’s Vice President of Field Operations for North America and Asia and will replace Charles Wuischpard who has left to pursue other opportunities. Mr. Pollitt will lead the sales and services of Versant’s products in North America and Asia. Versant also created new positions for regional directors of Open Access Program in both North America and Europe. The regional program directors will create a new inside sales function in Versant to fully exploit the Open Access market opportunity.

“I am very excited about the new structure of our sales force. Jim brings in tremendous experience in solutions selling and is a proven sales leader at Versant having grown Versant’s IBM Websphere services revenues by 150% in past three years,” said Ordon. “In addition, Jim already knows the sales organization well and will build on the current sales momentum. I am also very positive about the creation of a dedicated team to jump start the sales of our Open Access products.”

Operating Results Outlook

The following statements are projections and forward-looking statements that are based on management’s estimates as of December 15, 2004.

Ordon said, “The Company currently anticipates that first quarter 2005 revenue will be in the range of approximately $6.2 to $6.7 million with an estimated EPS in the range of break even to income of $0.01 per share.”

About Versant Corporation

Versant Corporation (NASDAQ: VSNT) is an industry leader in specialized data management and open data access software. Using Versant’s solutions, customers cut hardware costs, speed and simplify development, significantly reduce administration costs and deliver products with a strong competitive edge. Versant’s solutions are deployed in a wide array of industries including telecommunications, financial services, transportation, manufacturing, and defense. With over 50,000 installations, Versant has been a highly reliable partner for over 15 years for Global 2000 companies such as British Airways, US Government, Financial Times, IBM, and MCI. For more information, call 510-789-1500 or visit www.versant.com.

Forward Looking Statements Involve Risks and Uncertainties

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. These forward-looking statements include statements regarding forecasts of ranges for Versant’s revenues and earnings per share for the first fiscal quarter of 2005; expectations of additional business from existing resellers; the anticipated reductions in ongoing quarterly operating expenses; the timing and the release of Versant’s Open Access for .NET; the broadening of markets beyond traditional areas; the ability to manage field operations in North America and Asia; and the financial impact that the sale of the catalog business and Versant’s recent restructuring will have on future operations and our expense levels. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and these forward-looking statements involve significant risks and uncertainties, there are important factors that could cause our actual results to differ materially from those in the forward-looking statements. These risk and uncertainties include, without limitation; the inability to achieve revenue expectations as a result of delays in the sales cycle for our products and services, changing markets demands and the performance of our resellers; the possibility that existing value added resellers may not remain committed to our software or that their sales activity may not keep pace with their historical results; that future sales levels will not meet expectations, unanticipated delays in the release of the Open Access ..NET product; the potential short-term impact to revenues as a result of changes in field operations; the possibility that additional integration actions may be necessary with respect to the merger with Poet; the uncertainty as to the impact and duration of the current economic slowdown and the associated reduction in corporate IT spending; the possibility that additional restructuring actions may be required; and the company’s ability to successfully manage its costs and operations and maintain its working capital. The forward-looking statements contained in this press release are made only as of the date of this press release, and the Company assumes no obligation to publicly update any forward-looking statement. Investors are cautioned not to place undue reliance on forward-looking statements. Additional information concerning factors that could cause results to differ can be found in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K for the year ending 2003 and its Quarterly Reports on Form 10-Q for the quarters ending January 31, 2004, April 30, 2004 and July 31, 2004.

Versant is either a registered trademark or trademark of Versant Corporation in the United States and/or other countries. All other products are a registered trademark or trademark of their respective company in the United States and/or other countries.

Conference Call Information

Versant will host a teleconference to discuss year-end FY2004 results today after markets close. The details for the earnings call are as follows:

Date:	Wed., December 15, 2004
Time:	1:30 Pacific (4:30 Eastern)
Dial-in number:	1- 800-247-9979
International:	1- 973-935-2401
Internet Simulcast*:	http://www.viavid.net/detailpage.aspx?sid=000020EB

*Windows Media Player needed for simulcast. Simulcast is voice only.

Call the conference call telephone number 5-10 minutes prior to the start time. An operator will request your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call number, please call the Liolios Group at (949) 574-3860.

A replay of the conference call will be available until December 22, 2004 by calling:

Replay Numbers: Toll-free 1-877-519-4471, International 1-973-341-3080
Internet Simulcast*:	http://www.viavid.net/detailpage.aspx?sid=000020EB
(Pass code: 5469168)

VERSANT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	October 31, 2004	October 31, 2003
ASSETS

Current assets:
Cash and cash equivalents	$3,633	$3,311
Accounts receivable, net	5,121	4,023
Other current assets	823	623
Total current assets	9,577	7,957

Property and equipment, net	742	1,232
Other assets	561	543
Intangibles, net of accumulated amortization	4,770	389
Goodwill, net of accumulated amortization	16,895	948

	$32,545	$11,069

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Short-term debt	$—	$500
Accounts payable	839	739
Accrued liabilities	5,428	2,148
Current portion of deferred revenue	3,027	3,905
Current portion of deferred rent	93	63
Total current liabilities	9,387	7,355

Long-term liabilities, net of current portion:
Long-term portion of deferred revenue	43	83
Long-term portion of deferred rent	236	309
Total long-term liabilities	279	392

Total liabilities	9,666	7,747

Shareholders’ equity:
Convertible preferred stock, no par value	—	4,912
Common stock, no par value	94,021	57,956
Deferred compensation	(146)	—
Accumulated deficit	(71,565)	(59,568)
Accumulated other comprehensive income	569	22
Total shareholders’ equity	22,879	3,322
	$32,545	$11,069

VERSANT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended October 31,		Year Ended October 31,
	2004	2003	2004	2003

Revenue:
License	$2,923	$2,845	$9,686	$9,082
Maintenance	1,631	1,477	6,392	6,076
Professional services	1,675	1,435	6,797	6,901
Total revenue	6,229	5,757	22,875	22,059

Cost of revenue:
License	82	24	486	843
Maintenance	308	322	1,516	1,312
Professional services	1,502	1,371	5,858	6,011
Amortization of purchased intangibles	224	24	698	91
Total cost of revenue	2,116	1,741	8,558	8,257

Gross profit	4,113	4,016	14,317	13,802

Operating expenses:
Marketing and sales	2,006	1,945	8,026	7,698
Research and development	1,381	960	5,112	4,340
General and administrative	1,234	952	4,449	3,267
Restructuring charge	2,857	—	3,271	—
Impairment of intangibles	—	—	1,024	—
Non cash stock expense	(13)	1,208	86	1,209
Total operating expenses	7,465	5,065	21,968	16,514

Loss from operations	(3,352)	(1,049)	(7,651)	(2,712)

Other income, net	(159)	260	84	397

Loss from continuing operations before taxes and deemed dividend	(3,511)	(789)	(7,567)	(2,315)
Provision for income taxes	20	12	88	74
Net Loss from continuing operations before deemed dividend	$(3,531)	$(801)	$(7,655)	$(2,389)

Deemed dividend to preferred shareholders		—	(2,422)	—
Net Loss from continuing operations attributable to common shareholders	$(3,531)	$(801)	$(10,077)	$(2,389)

Loss from discontinued operations, net of income tax	(181)		(1,646)
Loss from the sale of discontinued operations, net of income tax	(309)		(309)
Net loss before cumulative effect of accounting change	$(4,021)	(801)	(12,032)	(2,389)

Cumulative effect of accounting change		—	35	—
Net loss	$(4,021)	(801)	(11,997)	(2,389)

Basic & Diluted (loss) earnings per share
Net Loss from continuing operations attributable to common shareholders	$(0.10)	$(0.06)	$(0.32)	$(0.17)

Loss from discontinued operations	$(0.01)	$(0.00)	$(0.05)	$(0.00)
Loss from sale of discontinued operations	$(0.01)	$(0.00)	$(0.01)	$(0.00)

Cumulative effect of accounting change	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Net loss attributable to common shareholders	$(0.12)	$(0.06)	$(0.38)	$(0.17)
Basic and diluted weighted average common shares	34,689	14,041	31,173	13,682

The following information is a forward-looking statement and does not reflect any historical financial results of operation of Versant Corporation and its Subsidiaries

VERSANT CORPORATION AND SUBSIDIARIES
GUIDANCE FOR QUARTER ENDING JANUARY 31, 2004
(In thousands, except per share amounts)

	Low	High

Revenue	$6,200	$6,700

Net Income (Loss) From Operations	$0	$426

Earnings per share	0.00	$0.01